Exhibit 3.7

SUMMIT RESOURCES, INC.

303 Middle Collison Road,

Mount Lookout, West Virginia 26678

April 20, 2017

Protea Biosciences Group, Inc.

and

Protea Biosciences, Inc.

1311 Pineview Drive,

Morgantown, West Virginia 26506

Gentlemen:

Reference is made to the $1,750,000 principal amount senior secured convertible note, dated April 3, 2017 (the “Summit Note”) issued by Protea Biosciences Group, Inc., a West Virginia corporation (“PRGB”) payable to Summit Resources, Inc., a West Virginia corporation (“Summit”) and guaranteed by PRGB’s subsidiary, Protea Biosciences, Inc. (“Protea” and collectively with PRGB, the “Borrowers.” As set forth in the Note, approximately $1,250,000 of the proceeds of the loan made by Summit will be used by the Borrowers to purchase the Bruker Solarix 2XR FT mass spectrometer (the “Instrument”) which has been ordered by PRGB and is scheduled for delivery by Bruker Solarix to the Borrowers in July 2017 or thereafter.

Reference is also made to the security agreement among the Borrowers, as Debtors, and Summit, as secured party, also dated as of April 3, 2017 (the “Summit Security Agreement”), pursuant to which, inter alia, Summit has received a priority lien and security interest on substantially all of the assets and properties of the Borrowers, including, without limitation (a) accounts receivable, (b) inventory, (c) intellectual property, (d) certain specified equipment, and (e) the Instrument, when received by the Borrowers (collectively, the “Summit Collateral”).

You have advised that on or about September 8, 2016 in connection with an original $650,000 loan made to PRGB by GRQ Consultants, Inc. 401k (“GRQ”) and evidenced by a $720,000 10% OID note (the “GRQ Note”) issued by PRGB and guaranteed by Protea, as Borrowers, the Borrowers granted to GRQ a priority lien and security interest in and to all accounts receivable, inventory, related contract rights associated therewith and the proceeds thereof (the “GRQ Collateral”). You have also advised that the GRQ Note is currently in default and the Borrowers currently owe an aggregate of $301,577.79 to GRQ (inclusive of accrued interest). You have further advised that GRQ is willing to extend that date on which such $301,577.79 is to be paid to as late as June 30, 2017; provided, that (a) PRGB issue an aggregate of 5,000,000 shares of its common stock $0.001 par value per share, to GRQ, and (b) Summit agrees to waive its lien and security interest the Summit Collateral, to the extent that it includes the GRQ Collateral, all in accordance with an Exchange Agreement and restated GRQ Note, dated as of April 17, 2017 (the “GRQ Restated Agreements”).

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In order to avoid acceleration of the GRQ Note and foreclosure on the GRQ Collateral and to induce GRQ to enter into the GRQ Restated Agreements, by it execution of this letter agreement (the “Summit Collateral Waiver Letter”), Summit does hereby agree:

•	To waive its lien and security interest in and to the accounts receivable, inventory, related contract rights associated therewith and the proceeds thereof to the extent such assets are included in the Summit Collateral; provided, however, that such waiver shall not include any of Summit’s other rights under the Summit Note or Summit Security Agreement, including without limitation: (a) all of the Summit Collateral, other than the above referenced accounts receivable, inventory, related contract rights associated therewith and the proceeds thereof, (b) the “Lockbox Account” and Summit’s percentage interest in “Cash Receipts” derived by Borrowers future use of the Instrument and (c) any accounts receivable associated with such Cash Receipts;

•	To waive any default or event of default by the Borrowers under the Summit Note or the Summit Security Agreement;

•	To consent to the GRQ Restated Agreements; and

•	To authorize PRGB or any representative thereof to amend the UCC-1 Financing Statement filed with the Secretary of State of the State of West Virginia to include this Summit Waiver Letter.

Notwithstanding the foregoing or anything else to the contrary set forth above, it is expressly understood and agreed that, other than the above referenced accounts receivable, inventory, related contract rights associated therewith and the proceeds thereof comprising the GRQ Collateral, Summit shall retain its first priority lien and security interest in and to all of the Summit Collateral, including, without limitation, (a) the Instrument and all of the other items of Equipment listed in the Summit Security Agreement, (b) all Intellectual Property of the Borrowers, (c) the “Lockbox Account” and Summit’s percentage interest in “Cash Receipts” derived by Borrowers future use of the Instrument and (d) any accounts receivable associated with such Cash Receipts. In addition, upon payment in full of the $301,577.79 amount owed to GRQ, Summit shall again receive and retain, as part of the Summit Collateral, a first priority lien and security interest in the Borrowers assets constituting the GRQ Collateral.

Except as otherwise modified by this Summit Waiver Letter all of the terms and conditions of the Summit Note, Summit Security Agreement and other documents and securities delivered in connection with the Summit Loan (the “Summit Loan Documents”) shall remain in full force and effect and are incorporated by this reference herein. The Summit Waiver Letter does not constitute a waiver of any subsequent default or Event of Default by the Borrowers under any of the Summit Loan Documents.

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Please confirm your agreement with the foregoing.

Very truly yours,

SUMMIT RESOURCES, INC.

By: ___________________________

Stephen Antoline, President

ACCEPTED AND AGREED TO:

PROTEA BIOSCIENCES GROUP, INC.	PROTEA BIOSCIENCES, INC.

By:___________________________	By:__________________________
Stephen Turner, President	Stephen Turner, President

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